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                       /Letterhead of Hunton & Williams/
                                                                     Exhibit 8.1

                                 March 27, 2002

To the Parties Listed on
  Schedule A Attached Hereto
  ----------

                                EQCC Trust 2002-1
                    Asset Backed Certificates, Series 2002-1
                    ----------------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel to EQCC Asset Backed Corporation, a Delaware corporation, (the "Company") in connection with the formation of the EQCC Trust 2002-1 (the "Trust") pursuant to a Trust Agreement, dated as of March 27, 2002 (the "Trust Agreement"), by and between the Company and The Bank of New York, as trustee (the "Trustee"), and the issuance of approximately $6,197,163,139 initial principal amount of EQCC Asset Backed Certificates, Series 2002-1, consisting of the Class 1-A, Class 1A-IO, Class 2-A and Class 2A-IO Certificates (the "Regular Certificates"), the Class N Certificates (the "Class N Certificates") and the Class R Certificates (the "Residual Certificates") pursuant to the Trust Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Trust Agreement.

     The assets of the Trust consist primarily of EQCC Asset Backed Certificates, Series 2001-2, Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates (the "Underlying ABS"), the EQCC Asset Backed Certificates, Series 2001-2, Class X Certificate (the "Underlying Class X Certificate") and certain accounts. The Underlying ABS and the Underlying Class X Certificate were issued pursuant to a pooling and servicing agreement, dated as of December 1, 2001, among the EquiCredit Corporation of America, a Delaware corporation, as transferor and initial servicer, EQCC Receivables Corporation, a Delaware corporation as depositor, The Bank of New York, as trustee, Fairbanks Capital Corp, as expected successor servicer, and Bank of America, N.A., as the advancing party. Each of the Underlying ABS and the Underlying Class X Certificate is secured by a group of certain residential, adjustable rate, and with respect to the Underlying Class X Certificate, fixed rate, first and second lien mortgage loans (the "Mortgage Loans") and certain accounts.

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To the Parties Listed on
  Schedule A Attached Hereto
  ----------
March 27, 2002
Page 2

     In accordance with the terms of the Trust Agreement, an election will be made for a certain portion of the assets of the Trust consisting of the Underlying ABS and the Certificate Account to be treated as a real estate mortgage investment conduit ("REMIC") for federal income tax purposes. The Underlying Class X Certificate, the related Reserve Account and the rights of the Holders of the Regular Certificates to receive payments in respect of their Basis Risk Entitlement Amount (collectively, the "Basis Risk Shortfall Fund") will not be assets of the REMIC.

     We have reviewed the originals or copies of the following:

     (A) the registration statement on Form S-3 (No. 333-73446 and 333-73446-01) (the "Registration Statement"), filed by the Company and EQCC Receivables Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the shelf registration of Asset Backed Certificates issuable by the Company and EQCC Receivables Corporation from time to time in Series, of which the Class A Certificates are a part;

     (B) the Prospectus, dated March 25, 2002 (the "Base Prospectus"), and the Prospectus Supplement, dated March 25, 2002 (the "Prospectus Supplement," and together with the Base Prospectus, the "Prospectus"), both relating to the Regular Certificates;

     (C) the Trust Agreement;

     (D) the Sales Agreements; and

     (E) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the statements and legal conclusions contained in the Prospectus Supplement and Base Prospectus under the caption "Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to investors in the Offered Certificates. Also, based on the foregoing and subject to the qualifications stated therein, we are of the opinion that if (i) all of the parties to the issuance transaction comply without waiver with all of the provisions of the Trust Agreement and the other documents prepared and executed in connection with such transaction, (ii) the Certificates are issued as described in the Prospectus, and (iii) elections properly are made and filed for the REMIC to be treated as a REMIC pursuant to
Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"):

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To the Parties Listed on
  Schedule A Attached Hereto
  ----------
March 27, 2002
Page 3

          1. The REMIC will qualify as a REMIC for federal income tax purposes;

          2. The Regular Certificates will represent "regular interests" in the REMIC within the meaning of Section 860G(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") and the Residual Certificates will be the sole class of "residual interest" in the REMIC within the meaning of
     Section 860G(a)(2) of the Code; and

          3. The Class N Certificate will not represent an interest in the REMIC, but rather will represent a beneficial interest in a grantor trust within the meaning of Sections 671 through 679 of the Code.

     You should be aware that the above opinions represent our conclusions as to the application of existing law to the transaction described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

     No opinion has been sought and none has been given concerning the tax consequences of the transaction described herein or of the acquisition, ownership, or disposition of the Certificates under the laws of any state or locality.

     The opinions set forth herein are expressed solely for your benefit, and no other party shall be entitled to rely upon such opinions. This letter may not be referred to or copied, with or without specific reference to our firm, in any other connection, and may not be delivered to any other person or entity without our prior written consent.

                                       Very truly yours,

                                      /s/ Hunton & Williams

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                                   Schedule A
                                   ----------

Bank of America Securities LLC
100 North Tryon Street
Charlotte, North Carolina  28255

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

EQCC Asset Backed Corporation
10401 Deerwood Park Boulevard
Jacksonville, Florida 32256-0505

The Bank of New York
5 Penn Plaza, 16th Floor
New York, New York  10001

Standard & Poor's Ratings Group
55 Water Street
New York, New York  10041

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10007

Fitch, Inc.
One State Street Plaza
New York, New York  10004